Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1084	(407) 650-1205

CNL Hotels & Resorts Announces Closing of the Sale of the Waikiki Beach Marriott Resort

(ORLANDO, Fla.) November 9, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today that the partnership in which it has a 49 percent interest completed the sale of the Waikiki Beach Marriott Resort for approximately $279 million, with an estimated net gain to the partnership of approximately $48 million. As previously announced, the sale represents a purchase price per key of $213,000 and a 3.9 percent capitalization rate based on 2004 net operating income. Based on the closing of the sale, the partnership is in the process of dissolving and the net proceeds are to be distributed among the partners including an estimated $49.9 million to CNL Hotels & Resorts.

Thomas J. Hutchison III, CEO of CNL Hotels & Resorts, stated, “We are pleased to conclude this transaction which capitalizes on Oahu’s strong market fundamentals and provides us with a favorable exit strategy at attractive pricing. We expect to reinvest our share of the net sales proceeds in the purchase of luxury resort and upper-upscale properties, as well as other general corporate purposes.”

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $5.8 billion in total assets with 93 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the planned use of proceeds, future acquisitions and investments, amount of proceeds and gain, and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could,” "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: a change in the planned use of proceeds, the inability to acquire properties that meet the Company’s investment objectives, changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; changes in generally accepted accounting principles the tax code and/or the application thereof; and such other risk factors as may be discussed in our annual reports on Form 10-K and other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.